                                                                    EXHIBIT 99.1


Contact:       Jennifer Good                    Jim Fingeroth / Colin Wheeler
               Senior Vice President and        Kekst and Company
               Chief Financial Officer          212-521-4800
               845-878-8381
               800-431-2457


                       PENWEST REPORTS FOURTH QUARTER AND
                         YEAR END 2001 FINANCIAL RESULTS

PATTERSON, NY, MARCH 11, 2002 -- Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced results for the fourth quarter and year ended December 31, 2001.

Total revenues for the fourth quarter were $9.7 million, a decrease of 7.7% compared to total revenues of $10.6 million for the comparable quarter in 2000. The Company reported a net loss of $6.6 million, or $0.43 per share, for the fourth quarter of 2001, versus a net loss of $2.8 million, or $0.22 per share, for the comparable quarter in 2000.

The wider loss for the fourth quarter reflects increased research and development spending, increased selling, general and administrative costs, and lower royalties from Mylan Pharmaceuticals' sales of the 30 mg dosage strength of generic Procardia(R)XL. Gross profit for the quarter was $3.5 million, or 35.8% of total revenues, compared to gross profit in the fourth quarter of 2000 of $4.4 million, or 42.0% of total revenues.

Research and development spending during the fourth quarter of 2001 was $6.2 million, compared to $3.9 million in the fourth quarter of 2000. A significant portion of the spending in both periods related to the development of extended release oxymorphone with Endo Pharmaceuticals, utilizing Penwest's patented TIMERx(R) technology. The Company continues to believe oxymorphone ER will be filed with the FDA in the second half of 2002, by Penwest's collaborator, Endo Pharmaceuticals. The amount of such spending was comparable in both periods. The Company has identified several product candidates which are being formulated and tested in Phase I studies in various therapeutic categories.

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

Penwest has continued to build its drug delivery infrastructure, and accordingly its selling, general and administrative costs rose approximately $526,000, from $3.3 million in the prior year's fourth quarter to $3.8 million during fourth quarter of 2001. The increase primarily consisted of higher market research costs, business insurance, and professional fees.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "2001 was a year of substantial progress for Penwest in its transition to becoming a drug development company. Penwest is positioned to expand its drug development portfolio through the development of its own internal product ideas, as well as opportunities from third-party collaborators. While they impact our near-term financial results, the investments we have made to build Penwest's drug delivery capabilities, support our growing product pipeline, and continue to conduct research on new drug delivery technologies, are important and fundamental strategies of the Company."

For the year 2001 Penwest reported total revenues of $40.0 million and a net loss of $16.0 million, or $1.15 per share. For the prior year, the Company's total revenues were $42.1 million and the Company had a net loss of $8.8 million, or $0.71 per share. The decline in revenues in 2001 is primarily due to the $3.2 million of bulk TIMERx that was shipped to Mylan in 2000 for 30 mg generic nifedipine, which did not recur in 2001. This reduction was partially offset by increased royalties and excipient sales during 2001. Gross profit on sales was $15.2 million or 38.0% of total revenues in 2001, compared to $16.8 million or 39.8% of total revenues in 2000, primarily reflecting pricing pressure on excipient products in North America.

R&D spending for the full year was $17.0 million, compared to $12.8 million in 2000. The increased R&D spending in 2001 reflects Penwest's investment in new products utilizing TIMERx technology for its drug delivery pipeline as well as increased spending on the research of new drug delivery technologies.

Selling, general and administrative costs for the full year increased $1.8 million for the year as a result of increased spending in market research, business insurance, professional fees, and the Company's information technology infrastructure.

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Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for the Company to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 25, 2001, and which risk factors are incorporated herein by reference.





                                 (Table Follows)


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


CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS                       YEAR
                                                              ENDED                          ENDED
                                                           DECEMBER 31                     DECEMBER 31
                                                      2001           2000            2001            2000
                                                    --------       --------        ---------       --------
Revenues
  Product sales                                     $  8,590       $  8,793        $  34,778       $ 37,148
  Royalties & licensing fees                           1,158          1,763            5,225          4,910
                                                    --------       --------        ---------       --------
    Total revenues                                     9,748         10,556           40,003         42,058
Cost of product sales                                  6,262          6,122           24,810         25,303
                                                    --------       --------        ---------       --------
    Gross profit                                       3,486          4,434           15,193         16,755
Selling, general and administrative                    3,806          3,280           13,855         12,054
Research and product development                       6,202          3,925           17,003         12,820
                                                    --------       --------        ---------       --------
    Loss from operations                              (6,522)        (2,771)         (15,665)        (8,119)
Investment income                                        187             66              477            217
Interest expense                                          66             16              290            172
Income tax expense                                       166             93              503            302
                                                    --------       --------        ---------       --------
   Loss before cumulative effect of
      change in accounting principle                  (6,567)        (2,814)         (15,981)        (8,376)

Cumulative effect of change in
      accounting principle                                --             --               --           (410)
                                                    --------       --------        ---------       --------
    Net loss                                        $ (6,567)      $ (2,814)       $ (15,981)      $ (8,786)
                                                    ========       ========        =========       ========
Basic and diluted amounts per share:
    Loss before cumulative effect of
      change in accounting principle                $  (0.43)      $  (0.22)       $   (1.15)      $  (0.68)
    Cumulative effect of change in
      accounting principle                                --             --               --          (0.03)
                                                    --------       --------        ---------       --------
    Net loss                                        $  (0.43)      $  (0.22)       $   (1.15)      $  (0.71)
                                                    ========       ========        =========       ========

Weighted average shares of common
      stock outstanding                               15,252         12,647           13,905         12,330
                                                    ========       ========        =========       ========


OTHER INFORMATION

                                                                                            DECEMBER 31
                                                                                        2001           2000
                                                                                        ----           ----
Cash and short-term investments                                                      $22,512         $2,204



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